                                                                    EXHIBIT 99.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                             DATED AS OF MAY 9, 2003

                                      AMONG

                          DENDRITE INTERNATIONAL, INC.

                              AMGIS ACQUISITION CO.

                                       AND

                                  SYNAVANT INC.

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                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
ARTICLE I DEFINITIONS...................................................................................    2

           1.1       Defined Terms......................................................................    2
           1.2       Other Defined Terms................................................................    6
           1.3       Rules of Construction..............................................................    7

ARTICLE II THE OFFER....................................................................................    8

           2.1       The Offer..........................................................................    8
           2.2       Offer Documents....................................................................    9
           2.3       Company Action.....................................................................    9
           2.4       Directors..........................................................................   10

ARTICLE III THE MERGER..................................................................................   11

           3.1       The Merger.........................................................................   11
           3.2       Closing............................................................................   11
           3.3       Effective Time.....................................................................   12
           3.4       Effects of the Merger..............................................................   12
           3.5       Certificate of Incorporation.......................................................   12
           3.6       By-Laws............................................................................   12
           3.7       Officers and Directors of Surviving Corporation....................................   12

ARTICLE IV  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
            CERTIFICATES................................................................................   12

           4.1       Effect on Capital Stock............................................................   12
           4.2       Treatment of Company Stock Options and Restricted Stock Units......................   14
           4.3       Payment for Shares.................................................................   14
           4.4       Further Assurances.................................................................   15
           4.6       No Further Ownership Rights in Common Stock........................................   15
           4.7       Termination of Exchange Fund.......................................................   15
           4.8       No Liability.......................................................................   15
           4.9       Lost Certificates..................................................................   15
           4.10      Withholding........................................................................   15
           4.11      Stock Transfer Books...............................................................   16

ARTICLE V REPRESENTATIONS AND WARRANTIES................................................................   16

           5.1       Representations and Warranties of the Company......................................   16
           5.2       Representations and Warranties of Parent and Purchaser.............................   26
           5.3       No Other Representations or Warranties of the Parties..............................   29

ARTICLE VI COVENANTS....................................................................................   29

           6.1       Access; Information and Records; Confidentiality...................................   29
           6.2       Conduct of the Business Prior to the Closing Date..................................   29
           6.3       Non-Solicitation...................................................................   31
           6.4       Non-U.S. Merger Control Regulations; Best Efforts..................................   33
           6.5       Stockholder Approval; Preparation of Proxy Statement...............................   34
           6.6       Public Announcements...............................................................   35
           6.7       Employees..........................................................................   35
           6.8       Takeover Laws......................................................................   36
           6.9       Company Rights Plan................................................................   36
           6.10      Directors' and Officers' Indemnification and Insurance.............................   36
           6.11      Termination of Cegedim Agreement and Payment  of Termination Fee...................   38
           6.12      Settlement Agreement...............................................................   38

ARTICLE VII CONDITIONS PRECEDENT........................................................................   38

           7.1       Conditions Precedent to Obligations of Parties.....................................   38

ARTICLE VIII TERMINATION................................................................................   39

           8.1       Termination........................................................................   39
           8.2       Effect of Termination..............................................................   40

ARTICLE IX MISCELLANEOUS................................................................................   40

           9.1       Non-Survival of Representations, Warranties and Agreements.........................   40
           9.2       Notices............................................................................   41
           9.3       Counterparts; Facsimile Signature..................................................   42
           9.4       Entire Agreement...................................................................   42
           9.5       No Third-Party Beneficiaries.......................................................   42
           9.6       Assignment.........................................................................   42
           9.7       Amendment and Modification; Waiver.................................................   42
           9.8       Enforcement; Jurisdiction..........................................................   43
           9.9       Waiver of Jury Trial...............................................................   43
           9.10      Company Disclosure Schedule........................................................   43
           9.11      Costs and Expenses.................................................................   43
           9.12      Mutual Drafting....................................................................   44
           9.13      Governing Law......................................................................   44
           9.14      Severability.......................................................................   44

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of May 9, 2003 (this "AGREEMENT"), among DENDRITE INTERNATIONAL, INC., a New Jersey corporation ("PARENT"), AMGIS ACQUISITION CO., a Delaware corporation and a wholly-owned subsidiary of Parent ("PURCHASER"), and SYNAVANT INC., a Delaware corporation (the "COMPANY").

                                    RECITALS

         WHEREAS, the Company, CEGEDIM SA ("CEGEDIM") and Jivago Acquisition Corporation have entered into an Agreement and Plan of Merger dated as of April 12, 2003 (the "CEGEDIM AGREEMENT") which contemplated the acquisition of the Company by Cegedim;

         WHEREAS, the Company desires to terminate the Cegedim Agreement in accordance with its terms simultaneously with its entering into this Agreement in which Parent will acquire the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of the Company has determined that it would be advisable and in the best interests of the Company's stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, to effectuate the acquisition, Purchaser will commence a cash tender offer to purchase all of the issued and outstanding shares (together with the associated Company Rights (as defined in Section 5.1(e)), the "SHARES") of common stock, par value $.01 per share (the "COMMON STOCK"), of the Company on the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 2.2 hereof);

         WHEREAS, to effectuate the acquisition, following consummation of the Offer (as defined in Section 2.1 hereof), Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the "MERGER");

         WHEREAS, the Board of Directors of the Company has, by the unanimous vote of all directors present (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and (iii) declared the advisability of this Agreement and resolved to recommend that the holders of the Shares accept the Offer and adopt this Agreement;

         WHEREAS, as a condition of the Company entering into this Agreement, and concurrently with the execution and delivery of this Agreement, the Company and each member of the Company's Board of Directors, on one hand, and Parent, on the other hand, are executing and delivering to each other the settlement agreement substantially in the form of Exhibit A attached to this Agreement (the "SETTLEMENT AGREEMENT");

         WHEREAS, each of the Boards of Directors of Parent and Purchaser has approved this Agreement and the Offer and deems it advisable and in the best interest of their respective stockholders to consummate the Merger on the terms set forth in this Agreement;

         WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Defined Terms. Defined terms used in this Agreement have the meanings ascribed to them as follows:

         "ACQUISITION PROPOSAL" shall mean, other than the transactions contemplated hereby or any offer or proposal made by Parent or a Subsidiary of Parent, any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 50% or more of any class of equity securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company, or all or substantially all of the Company's assets.

         "AFFILIATE" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. When used in this Agreement, "control" (including, with its correlative meanings, the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

         "ANTITRUST DIVISION" shall mean the Antitrust Division of the United States Department of Justice.

         "BOOKS AND RECORDS" shall mean originals or true copies of all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium of the Company and its Subsidiaries.

         "BUSINESS DAY" shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York City are required or authorized by law, executive order or governmental decree to be closed.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPANY DISCLOSURE SCHEDULE" shall mean the Company's disclosure schedule delivered by the Company to Parent on the date hereof.

         "CONFIDENTIALITY AGREEMENT" shall mean the Mutual Confidentiality and Nondisclosure Agreement dated August 14, 2002 between the Company and Parent.

         "CONTRACTS" shall mean all written and oral contracts, agreements, leases, subleases, licenses, purchase orders, instruments of indebtedness, mortgages, deeds of trust, guarantees and any other binding contractual arrangements.

         "DOLLARS" or "$" shall mean United States dollars.

         "EMPLOYEES" shall mean all current and former employees of the Company or any of its Subsidiaries as of the Closing Date.

         "ENVIRONMENTAL LAWS" shall mean all applicable Laws relating to pollution, contamination or protection of the environment in effect as of the date hereof, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the treatment, storage, disposal, transport, or handling of any pollutant, contaminant or hazardous or toxic substance, material or waste.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "EXCHANGE ACT" or "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "FTC" shall mean the United States Federal Trade Commission.

         "GAAP" shall mean United States generally accepted accounting principles.

         "GOVERNMENTAL AUTHORITY" shall mean any federal, state, municipal, foreign or other governmental body, department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, or other entity exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

         "INTELLECTUAL PROPERTY" shall mean collectively, any of the following types of intangible assets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential information (including confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives and any related source codes) and (vii) all joint or partial interests in any of the foregoing.

         "KNOWLEDGE OF PARENT" shall mean, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of those individuals listed in Section 1.1(i) of the Parent Disclosure Schedule.

         "KNOWLEDGE OF THE COMPANY" shall mean, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of individuals listed in Section 1.1(ii) of the Company Disclosure Schedule.

         "LAW" shall mean any federal, state, local or foreign law, statute, rule, regulation, code, directive, ordinance or other requirement of general application of any Governmental Authority.

         "LIABILITIES" means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

         "LICENSES AND PERMITS" shall mean all licenses, permits, exemptions, consents, franchises, certificates, approvals and other authorizations that are required by Governmental Authorities to conduct the business of the Company as it is presently conducted in all material respects.

         "LIENS" shall mean any liens, charges, mortgages, pledges, security interests or other encumbrances or similar rights of any Person.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" shall mean, when used in connection with the Company or any of its Subsidiaries, any event, change, circumstance or effect that is materially adverse to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole, excluding any effects related to or resulting from (i) events affecting the United States or global economy or capital or financial markets generally,
(ii) changes in conditions in the industries in which the Company and its Subsidiaries or its customers operate, (iii) changes in Laws or in the authoritative interpretations thereof or in regulatory guidance related thereto,
(iv) earthquakes or similar catastrophes, or acts of war, sabotage, terrorism, military action or any escalation or worsening thereof, (v) this Agreement, the announcement thereof, the transactions contemplated hereby and the identity or involvement by Parent, Purchaser or their respective Affiliates, (vi) the termination of the Cegedim

Agreement and the transactions contemplated thereby, or (vii) any of those matters set forth in Section 1.1(iii) of the Company Disclosure Schedule; it being understood that the matters set forth in the foregoing clauses (i) through
(vii) in and of themselves shall not constitute a Material Adverse Effect, shall not result in a breach of any representation or warranty contained herein, shall not cause any condition set forth in Section 7.1 or Exhibit B of this Agreement to fail to be satisfied and shall not give rise to a right of Parent to terminate this Agreement.

         "ORDER" shall mean any order, writ, injunction, judgment, decree or ruling entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Authority of competent jurisdiction.

         "PARENT DISCLOSURE SCHEDULE" shall mean Parent's disclosure schedule delivered by Parent to the Company on the date hereof.

         "PERMITTED LIENS" shall mean, collectively, (i) Liens that are disclosed in the SEC Reports, (ii) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the SEC Reports, (iii) mechanics', workmen's, repairmen's, warehousemen's, landlord's, carrier's, materialmen's or other like Liens, including all statutory Liens arising or incurred in the ordinary course of business consistent with past practice, which would not reasonably be expected to materially interfere with the operation of the business of the Company, (iv) any minor imperfection of title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the business of the Company, (v) Liens to secure capital lease obligations to the extent the incurrence of such obligations does not violate this Agreement, (vi) any Liens created to secure purchase money indebtedness, (vii) any Liens incurred pursuant to equipment leases in the ordinary course of business, (viii) Liens incurred pursuant to actions of Parent or its Affiliates and (ix) Liens that, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect.

         "PERSON" shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

         "PROCEEDING" shall mean any action, suit, dispute, litigation, hearing, claim, grievance, arbitral action or other proceeding before any Governmental Authority, at law or in equity.

         "REPRESENTATIVE" shall mean any attorney, accountant, financial advisor or other authorized representative of any Person; provided, however, that UBS Warburg LLC and its Affiliates shall not be deemed to be Representatives of the Company.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SUBSIDIARY" and "SUBSIDIARIES" shall mean any corporation, limited liability company, partnership, joint venture, trust, association, organization or other entity in which a

Person directly or indirectly owns 50% or more of the aggregate voting stock. For purposes of this definition, "voting stock" means stock or other interests that ordinarily has voting power for the election of directors or managers.

         "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal which the Company's Board of Directors believes in good faith, after consultation with the Company's financial advisor and taking into account all factors deemed relevant by the Board of Directors, including the likelihood that any transaction will be consummated, is more favorable to the Company's stockholders as compared to the transactions contemplated hereby (including any alternative proposal offered by Parent in response thereto).

         "TAX" or "TAXES" shall mean any taxes of any kind, including but not limited to those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts (including any interest thereon) imposed by any Governmental Authority.

         "TAX RETURNS" shall mean all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1.2 Other Defined Terms. The following capitalized terms are defined in this Agreement in the Section indicated below:

DEFINED TERM                                                         SECTION
------------                                                         -------
Agreement.......................................................    Preamble
Appraisal Shares................................................    4.1(e)
Benefit Plans...................................................    5.1(r)
Cegedim.........................................................    Recitals
Cegedim Agreement...............................................    Recitals
Cegedim Termination Notice......................................    6.11
Certificates....................................................    4.3(b)
Certificate of Merger...........................................    3.3
Closing.........................................................    3.2
Closing Date....................................................    3.2
Common Stock....................................................    Recitals
Company.........................................................    Preamble
Company Board Approval..........................................    5.1(g)
Company Material Contract.......................................    5.1(aa)
Company SEC Reports.............................................    5.1(w)
Company Special Meeting.........................................    6.5(b)
Company Stock Options...........................................    5.1(e)
Company Rights..................................................    5.1(e)

DEFINED TERM                                                         SECTION
------------                                                         -------
Company Rights Plan.............................................    5.1(e)
Continuing Director.............................................    2.4(c)
DGCL............................................................    Recitals
D&O Insurance...................................................    6.10(a)
Effective Time..................................................    3.3
ERISA Affiliate.................................................    5.1(r)
Exchange Agent..................................................    4.3(a)
Exchange Fund...................................................    4.3(a)
Financial Statements............................................    5.1(w)
Hazardous Substance.............................................    5.1(q)
Indemnified Parties.............................................    6.10(a)
Leases..........................................................    5.1(l)
Maximum Premium Amount..........................................    6.10(a)
Merger..........................................................    Recitals
Merger Consideration............................................    4.1(d)
Non-U.S. Merger Control Regulations.............................    5.1(d)
Purchaser.......................................................    Preamble
Offer...........................................................    2.1(a)
Offer Conditions................................................    2.1(a)
Offer Consideration.............................................    2.1(a)
Offer Documents.................................................    2.2(a)
Parent..........................................................    Preamble
Parent Board Approval...........................................    5.2(h)
Parent Designees................................................    2.4(a)
Proxy Statement.................................................    6.5(a)
Purchaser.......................................................    Preamble
Related Person..................................................    5.1(y)
Required Company Vote...........................................    5.1(h)
Restricted Stock Units..........................................    5.1(e)
Section 262.....................................................    4.1(e)
Settlement Agreement............................................    Recitals
Severance Plans.................................................    6.7(c)
Schedule 14D-9..................................................    2.3(a)
Shares..........................................................    Recitals
Stock Incentive Plan............................................    5.1(e)
Stockholder Approval............................................    5.1(c)
Surviving Corporation...........................................    3.1
Takeover Laws...................................................    5.1(k)
Tangible Acquired Assets........................................    5.1(m)
Termination Date................................................    8.1(b)
Termination Fee.................................................    8.2(b)

         1.3 Rules of Construction. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be

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

deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to contracts, agreements, leases or other arrangements shall refer to oral as well as written matters. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                   ARTICLE II

                                    THE OFFER

         2.1 The Offer. (a)   As soon as is reasonably practicable (but no later
than the fifth business day after the date hereof (counting the date hereof)), Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange
Act), an offer (the "OFFER") to purchase all outstanding Shares at a price of $2.83 per Share, net to the seller of the Shares in cash (as paid pursuant to the Offer, the "OFFER CONSIDERATION"). The obligation of Parent and Purchaser to consummate the Offer and to accept for payment and pay for Shares validly tendered in the Offer and not withdrawn shall be subject to the conditions set forth in Exhibit B hereto (the "OFFER CONDITIONS"). Purchaser expressly reserves the right, in its sole discretion, to waive any of the Offer Conditions, provided that, unless previously approved by the Company in writing, Purchaser shall not waive the Minimum Condition.

         (b) Parent shall provide funds to Purchaser and, subject to the satisfaction or wavier of the Offer Conditions, Purchaser shall accept for payment and pay for any and all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

         (c) Without the prior written consent of the Company, Purchaser shall not extend the expiration date of the Offer beyond the initial expiration date of the Offer (which shall be the 20th business day after commencement of the Offer), except (A) as required by applicable law, (B) that if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, on one occasion, extend the Offer for a period not to exceed an aggregate of ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, or (C) that if any condition to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the expiration date of the Offer for one or more periods but no later than August 1, 2003 without the Company's prior written consent; provided that (1) if requested by the Company, the Purchaser shall, on two occasions, extend the expiration date of the Offer for a period not to exceed an aggregate of ten Business Days, if any condition to the Offer has not been satisfied or waived and (2) the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC.

         2.2 Offer Documents. (a)   On the date of commencement of the Offer,
Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary documents and instruments pursuant to which the Offer will be made (collectively, and with any supplements or amendments thereto, the "OFFER DOCUMENTS").

         (b) Parent shall ensure that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by them for use in the Offer Documents if and to the extent that such information shall be or have become false or misleading in any material respect, and Parent and Purchaser shall take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Shares as and to the extent required by applicable law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         2.3 Company Action. (a)   The Company hereby approves of and consents
to the Offer and the Merger. The Company shall file with the SEC, on or as soon as practicable after the date of the commencement of the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "SCHEDULE 14D-9") containing the recommendations of the Board of Directors of the Company in favor of the Offer and the adoption of this Agreement and the transactions contemplated hereby, including the Merger, and shall promptly mail the Schedule 14D-9 to the stockholders of the Company. Parent will promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, any information concerning Parent or Purchaser required under the Exchange Act and the rules and regulations thereunder to be included in the Schedule 14D-9. The Company shall ensure that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the
Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall be or have become false or misleading in any material respect and the Company shall take all action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Shares as and to the extent required by applicable law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and, unless Parent shall take any action permitted by Section 6.3, any amendments thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel any comments the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

         (b) In connection with the Offer, the Company shall promptly furnish Parent and Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and all available listings or computer files containing the names and addresses of the record holders of Shares as of the latest practicable date and shall furnish Parent and Purchaser with such additional information and assistance (including updated lists of stockholders, mailing labels, lists of security positions and non-objecting beneficial owner's lists) as Parent and Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

         2.4 Directors. (a)   Subject to Section 2.4(c) and the satisfaction of
the Minimum Condition, promptly after the purchase of and payment for the Shares by Purchaser pursuant to the Offer, Parent shall be entitled to designate such number of directors (the "PARENT DESIGNEES"), rounded up to the next whole number (and, to the extent permitted by the Company's Amended and Restated Certificate of Incorporation, the class to which each such director is assigned), on the Company's Board of Directors as is equal to the product of the total number of directors on such Board (after giving effect to any increase in the size of such Board pursuant to this Section 2.4) multiplied by the percentage that the number of Shares beneficially owned by Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding; provided that in no event shall the Parent Designees constitute less than a majority of the entire Board of Directors. In furtherance thereof, the Company shall, upon the request of Parent, use its reasonable best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Parent Designees to be so elected or appointed to the Company's Board of Directors, and the Company shall take all actions available to the Company to cause the Parent Designees to be so elected or appointed. At such time, the Company shall, subject to Section 2.4(c) and only to the extent permitted by applicable law and the rules and regulations of applicable self-regulatory organizations, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

         (b) The Company's obligation to appoint Parent Designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to

Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 2.4(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 (or including such information in the Schedule 14D-9 initially filed with the SEC and distributed to the stockholders of the Company) as is necessary to enable Parent Designees to be elected to the Company's Board of Directors. Parent or Purchaser will supply to the Company in writing and be solely responsible for any information with respect to Parent and Purchaser and their nominees, officers, directors and affiliates to the extent required by such Section 14(f) and Rule 14f-1.

         (c) Notwithstanding the provisions of this Section 2.4, the parties hereto shall use their respective reasonable best efforts to ensure that at least one member of the Board shall, at all times prior to the Effective Time (as defined in Section 3.3 hereof), be a director of the Company who was a director of the Company on the date hereof (the "CONTINUING DIRECTOR"), provided that, if no Continuing Director then remains, the other directors of the Company then in office shall designate a person to fill such vacancy who will not be officers or employees or affiliates of the Company or Parent or any of their respective subsidiaries and such person shall be deemed to be a Continuing Director for all purposes of this Agreement. From and after the time, if any, that the Parent Designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any amendment to the Company's Certificate of Incorporation or By-Laws, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder or other action by the Company hereunder which adversely affects the holders of Shares other than Parent or Purchaser may be effected only if there are in office one or more Continuing Directors and such action is approved by the action of a majority of the Continuing Directors.

                                   ARTICLE III

                                   THE MERGER

         3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Purchaser will be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "SURVIVING CORPORATION").

         3.2 Closing. Unless this Agreement shall have been terminated and the transaction herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the transactions contemplated by this Agreement (the "CLOSING", and the date on which the Closing occurs, the "CLOSING DATE") shall take place at 10:00 a.m., New York City time, on the second Business Day following the satisfaction or waiver of each of the conditions set forth in
Article VII (other than those conditions that can only be satisfied on the Closing Date), at the offices of

Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless a different date, time or place is agreed to in writing by the parties hereto.

         3.3 Effective Time. As part of the Closing, the parties hereto shall
(A) file a certificate of merger (the "CERTIFICATE OF MERGER"), or, if applicable, a certificate of ownership and merger, in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (B) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger, or, if applicable, the certificate of ownership and merger, is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

         3.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

         3.5 Certificate of Incorporation. The Amended and Restated Certificate of Incorporation of the Company as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and under applicable law.

         3.6 By-Laws. The Amended and Restated By-laws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein and under applicable law.

         3.7 Officers and Directors of Surviving Corporation. The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified. The directors of Purchaser as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

                                   ARTICLE IV

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

         4.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities:

         (a) Common Stock of Purchaser. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         (b) Cancellation of Shares. As of the Effective Time, all Shares (other than shares to be canceled as provided in Section 4.1(c) and any Appraisal Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Article IV.

         (c) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned by the Company, Parent or Purchaser, in each case immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and no payment of cash or any other distribution shall be made with respect thereto.

         (d) Conversion of Shares. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time shall other than shares to be cancelled in accordance with Section 4.1(c) and any Appraisal Shares (as defined in Section 4.1(e)) will be converted into the right to receive the Offer Consideration, payable to the holder thereof, without any interest thereon (the "MERGER CONSIDERATION"), less any required withholding taxes, upon surrender and exchange of a Certificate (as defined in Section 4.3).

         (e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the "APPRAISAL SHARES") of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("SECTION 262") shall not be converted into the right to receive the Merger Consideration as provided in this Section 4.1, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by
Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in this Section 4.1. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

         4.2 Treatment of Company Stock Options and Restricted Stock Units.

         (a) Immediately prior to the Effective Time all outstanding and unexercised Company Stock Options (as defined in Section 5.1(e)), whether vested or unvested, shall be canceled, and any holder thereof shall be entitled to receive at the Effective Time from the Company or as soon as practicable thereafter (but in no event later than 10 days after the Effective Time) from the Surviving Corporation in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of Common Stock previously subject to such holder's Company Stock Options and (ii) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Company Stock Option, less any required withholding taxes.

         (b) Immediately prior to the Effective Time all outstanding Restricted Stock Units (as defined in Section 5.1(e)), whether vested or unvested, shall be canceled, and any holder thereof shall be entitled to receive at the Effective Time from the Company or as soon as practicable thereafter (but in no event later than 10 days after the Effective Time) from the Surviving Corporation in consideration for such cancellation an amount in cash equal to the product of
(i) the number of shares of Common Stock previously subject to such holder's Restricted Stock Units and (ii) the Merger Consideration, less any required withholdings taxes.

         4.3 Payment for Shares.

         (a) Prior to the Effective Time, Parent shall appoint a bank or trust company as may be approved by the Company (which approval shall not be unreasonably withheld) as exchange and paying agent for the exchange and payment of the Merger Consideration (the "EXCHANGE AGENT"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Common Stock, an amount in cash sufficient to make all payments pursuant to Section 4.3(b). Any cash deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

         (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (other than the Company or any of its Subsidiaries or Parent, Purchaser or any other subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the "CERTIFICATES") (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent and the Company may reasonably agree and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate and such Certificate shall then be canceled. No interest will be paid or will accrue for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made with respect to such Common Stock to such a transferee if the Certificate formerly representing such shares of Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         4.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         4.5 No Further Ownership Rights in Common Stock. The Merger Consideration paid upon conversion of shares of Common Stock in accordance with the terms of Article III and this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock.

         4.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the shares of Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 4.1 and Section 4.3(b).

         4.7 No Liability. None of Parent, Purchaser, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         4.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Common Stock formerly represented thereby.

         4.9 Withholding. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Stock, such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, such withheld amounts shall be treated for all purposes of this

Agreement as having been received by the holder of Common Stock in respect of which such deduction or withholding was made by the Exchange Agent.

         4.10 Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration with respect to the shares of Common Stock formerly represented thereby.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

         (a) Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (i) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) is in good standing and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. The copies of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, which were previously made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

         (b) Subsidiaries. Except as set forth in Section 5.1(b) of the Company Disclosure Schedule, each of the Company's Subsidiaries is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

         (c) Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the votes entitled to be cast thereon by the stockholders of the Company (the "STOCKHOLDER APPROVAL"). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action of the board of directors of the Company, and, subject to the receipt of the Stockholder Approval, no other corporate or other action on the part of the Company is or will be necessary for the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

         (d) No Conflict. Except as set forth in Section 5.1(d) of the Company Disclosure Schedule, except as specifically contemplated in this Agreement and except as would not reasonably be expected to have a Material Adverse Effect on the Company, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not:

                  (i) violate any provision of any Law or Order involving the business of the Company;

                  (ii) require any consent or approval of, or material filing with or notice to, any Governmental Authority under any provision of Law applicable to the Company or any its Subsidiaries, except for (A) any applicable requirements of any non-U.S. antitrust, competition, merger or investment control or other pre-merger statutes or regulations ("NON-U.S. MERGER CONTROL REGULATIONS"), (B) any applicable provisions of the DGCL requiring Stockholder Approval of the transactions contemplated hereby, (C) the Exchange Act and (D) any consent, approval, filing or notice requirement which becomes applicable solely as a result of the status or involvement of Parent or its Affiliates or which Parent or its Affiliates are otherwise required to obtain;

                  (iii) violate any provision of the certificate of incorporation, by-laws or similar governing documents of the Company or its Subsidiaries; or

                  (iv) require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by the Company or any of its Subsidiaries under, any Company Material Contract.

         (e) Capital Structure.

                  (i) The authorized capital stock of the Company consists of (A) 40,000,000 shares of common stock, par value $.01 per share, of which 15,242,578 shares were outstanding as of March 31, 2003, (B) 500,000 shares of series common stock, par value $.01 per share, of which no shares are outstanding, and (C) 500,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding but of which 500,000 shares have been designated as "Series A Junior Participating Preferred Stock", and have been reserved for issuance upon exercise of the preferred share purchase rights (the "COMPANY RIGHTS") distributed to the holders of Company Common Stock pursuant to the Rights Agreement, dated as of August 29, 2000, between the Company and Equiserve Trust Company, as Rights Agent (the "COMPANY RIGHTS PLAN"). Since March 31, 2003, there have been no issuances of shares of the capital stock of the Company or securities convertible into or exercisable for capital stock of the Company other than issuances of shares (and accompanying Company Rights) pursuant to stock options or rights outstanding as of March 31, 2003 under the Benefit Plans (as defined in Section 5.1(r)). All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. As of March 31, 2003, there are no outstanding options, warrants, calls, convertible securities commitments, agreements or other rights to acquire capital stock from the Company or any of its Subsidiaries other than (x) the Company Rights, (y) options representing in the aggregate the right to purchase up to 7,680,397 shares of Company Common Stock (collectively, the "COMPANY STOCK OPTIONS") under the Company's 2000 Stock Incentive Plan, as amended, and the Replacement Plan for IMS Health Equity-Based Awards (collectively, the "STOCK INCENTIVE PLAN") and (z) restricted stock units and phantom stock units representing in the aggregate the right to receive up to 239,714 shares of Company Common Stock under the Stock Incentive Plan (the "RESTRICTED STOCK UNITS"). From March 31, 2003 to the date of this Agreement, the Company has not granted or issued any options, warrants, calls, convertible securities commitments, agreements or other rights to acquire capital stock from the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

                  (ii) Except as set forth in Section 5.1(e) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's material Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one or more of its Subsidiaries, free and clear of all Liens.

                  (iii) No outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries have the right to vote on any matters on which stockholders may vote.

         (f) Conduct of the Business. Except as contemplated in Section 5.1(f) of the Company Disclosure Schedule or as expressly contemplated hereby since December 31, 2002 to the date of this Agreement, the business of the Company has been conducted only in the ordinary course in all material respects.

         (g) Board Approval. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held (the "COMPANY BOARD Approval"), has (i) determined that this Agreement and the Offer and the Merger are advisable and in the best interests of the Company and its stockholders, (ii) approved the transactions contemplated by this Agreement, including the Offer and the Merger, and (iii) recommended that the stockholders of the Company tender their Shares in the Offer and adopt this Agreement and the Merger. No other corporate proceedings on the part of the Company are necessary to authorize the Merger other than as described in Section 5.1(h).

         (h) Vote Required. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the total number of outstanding shares of Common Stock to adopt this Agreement (the "REQUIRED COMPANY VOTE") is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

         (i) Absence of Undisclosed Liabilities. There are no material Liabilities of a type required by GAAP to be recorded on a consolidated corporate balance sheet, except for (i) Liabilities shown on the Financial Statements (as defined in Section 5.1(w) below) or Liabilities shown on the financial statements set forth on Annex A to the Company Disclosure Schedule,
(ii) Liabilities which have arisen since December 31, 2002 in the ordinary course of business, (iii) Liabilities otherwise disclosed in the Company Disclosure Schedule or incurred in compliance with this Agreement or (iv) Liabilities that would not reasonably be expected to result in a Material Adverse Effect on the Company.

         (j) Rights Plan. The Board of Directors of the Company has approved an amendment to the Company Rights Plan so that neither the execution of this Agreement nor the consummation of the Offer and the Merger will (i) cause the Company Rights to become exercisable, (ii) cause Parent or Purchaser to become an Acquiring Person (as such term is defined in the Company Rights Plan) or
(iii) give rise to a Stock Acquisition Date or a Distribution Date (as each such term is defined in the Company Rights Plan).

         (k) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation (collectively, the "TAKEOVER LAWS") enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Offer and the Merger or the other transactions contemplated hereby.

         (l) Real Property.

                  (i) Section 5.1(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of (i) all real property leased by the Company and (ii) the agreements under which such real property is leased (the "LEASES"). Except as set forth in Section 5.1(l)(i) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, (A) each Lease has been executed and is in full force and effect, (B) none of the Company or its Subsidiaries is in breach or default in any material respect under any such Lease, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default of such Lease, (C) each Lease will continue to be binding in accordance with its terms immediately following the Closing, except those Leases which would no longer be binding as a result of actions that are taken by Parent or its Affiliates, and (D) to the Knowledge of the Company, no party to such Lease has repudiated any material provision thereof.

                  (ii) Except as set forth in Section 5.1(l)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has any interest (other than the Leases) in any real property which is used in the business of the Company.

         (m) Title and Condition of Assets. Except as set forth in Section 5.1(m) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has good title to or leases under valid and binding leases all material machinery, equipment, fixtures and other tangible assets necessary for the conduct of the business of the Company as presently conducted (collectively, the "TANGIBLE ACQUIRED ASSETS"), free and clear of all Liens except Permitted Liens. Except as set forth in Section 5.1(m) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, the Tangible Acquired Assets are in such operating condition and repair in all material respects so as to permit their use in the continuing operations of the business of the Company as such operations are presently conducted, subject to normal wear and tear.

         (n) Taxes. Except as set forth in Section 5.1(n) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries on or before the date hereof have been duly filed (taking into account all applicable extensions), (ii) all material Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been or will be paid in full or have been accrued on the Financial Statements, (iii) the Company and each of its Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting requirements, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired, and (iv) there are no material Liens for Taxes (other than for Taxes not yet due and payable or that are being contested in good faith) with respect to the Company and its Subsidiaries.

         (o) Legal Proceedings. Except as set forth in Sections 5.1(o), 5.1(p), 5.1(q), 5.1(r)(iv) and 5.1(t) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, as of the date hereof, (i) there are no Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company before or by any Governmental Authority, and (ii) the Company is not currently subject to any Order rendered specifically against the Company or any of its Subsidiaries or that specifically relates to the assets of the Company or that specifically relates to the conduct of the business of the Company.

         (p) Licenses and Permits; Compliance with Laws. Except as set forth in Sections 5.1(d), 5.1(o), 5.1(p) and 5.1(q) of the Company Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect on the Company:

                  (i) the Company owns or possess all material Licenses and Permits;

                  (ii) no loss of any material Licenses and Permits is pending in any Proceeding or, to the Knowledge of the Company, has been threatened in writing by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable Law; and

                  (iii) the Company has complied in all material respects with (A) all terms and conditions of all material Licenses and Permits and (B) all Laws applicable to its business, and it has not received any written notice of any pending Proceeding alleging facts which, if true, would constitute a failure to comply with either (A) or (B) of this Section 5.1(p)(iii).

         (q) Environmental Matters. Except as set forth in Section 5.1(q) of the Company Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect on the Company:

                  (i) the Company owns or possesses all material Licenses and Permits required under applicable Environmental Laws to conduct its business in all material respects in the manner in which it is currently conducted;

                  (ii) the Company is in compliance in all material respects with all terms and conditions of all material Licenses and Permits and with all other material requirements of any applicable Environmental Laws relating to its business, and it has materially complied with such terms within the applicable statute of limitations period;

                  (iii) the Company has not received any material notice or claim alleging that it has violated any Environmental Laws with respect to its business or that it is liable under any Environmental Laws to any Person as a result of a release of any pollutants, contaminants, carcinogens, wastes and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, without limitation, petroleum and its derivatives, polychlorinated biphenyls, asbestos, radioactive materials, waste waters, sludge, slag or any other waste) as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority (each, a "HAZARDOUS SUBSTANCE") at any location; and

                  (iv) the Company is not (A) subject to (1) any material outstanding Order under any Environmental Laws relating to its business or (2) any material agreement with any Governmental Authority to investigate or remediate conditions involving its business under any Environmental Laws, or (B) party to any material pending Proceedings or, to the Knowledge of the Company, the subject of any material investigations by any Governmental Authority pursuant to any Environmental Laws involving its business.

         (r) Employee Benefit Plans.

                  (i) Except as set forth in Section 5.1(r)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company maintains or contributes to or has any current liability with respect to any material "employee benefit plan" (within the meaning of Section 3(3) of ERISA), incentive compensation, workers' compensation, disability, vacation, leave of absence, severance, change-in-control or employment plan, program or agreement, stock option, bonus plan, or incentive plan or program for the benefit of any Employees (all such plans, "BENEFIT PLANS"). Copies or descriptions of the Benefit Plans will have been made available to Parent or its Representatives prior to the Closing.

                  (ii) Each Benefit Plan has been administered and is in compliance with the terms of such Benefit Plan and all applicable Laws (including Section 406 of ERISA, Section 4975 of the Code and COBRA), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there has been no formal amendment, written interpretation or written announcement made by the Company or its Subsidiaries relating to any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of expense incurred in respect of such Benefit Plan for the most recent plan year with respect to Benefit Plans, other than in the ordinary course of business or as required by applicable Law.

                  (iii) Except as set forth in Section 5.1(r)(iii) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has not received any written notification from the Internal Revenue Service that any Benefit Plan intended to be qualified under Section 401(a) of the Code is not so qualified or that any trust created thereunder is not tax-exempt under Section 501(a) of the Code.

                  (iv) Except as set forth in Section 5.1(r)(iv) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any member of its controlled group of organizations (within the meaning of Section 414(b), (c), (m) or (o) of the Code) has within the five years prior to the Closing Date, incurred any material withdrawal liability with respect to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) under Title IV of ERISA.

                  (v) Except as set forth in Section 5.1(r)(v) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, there are no pending or, to the Knowledge of the Company, threatened Proceedings by any Government Authority or by any Employees, beneficiaries, spouses or Representatives of any of them, other than ordinary and usual claims for benefits by Employees or their beneficiaries, against any Benefit Plan, the assets held thereunder, the trustee of any such assets or the Company relating to any of the Benefit Plans which would reasonably be expected to result in material Liability to Parent or the Surviving Corporation.

                  (vi) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no Liability has been incurred by the Company or by a trade or business, whether or not incorporated, that is deemed to be under common control or affiliated with the Company within the meaning of Section 4001 of ERISA or Sections 414(b),
         (c), (m) or (o) of the Code (an "ERISA AFFILIATE") for any tax, penalty or other Liability (including any Liability to the Pension Benefit Guaranty Corporation other than for required premium payments and required contributions to fund such plans) with respect to any Benefit Plan subject to Title IV of ERISA and, to the Knowledge of the Company, no event has occurred that could reasonably be expected to result in the imposition of any such Liability.

                  (vii) All Benefit Plans maintained by the Company or any of its Subsidiaries covering any employee located outside the United States of America as listed in Section 5.1(r) of the Company Disclosure Schedule provide levels of coverage that meet or exceed the applicable statutory minimums.

         (s) Labor Matters.

                  (i) Except as set forth in Section 5.1(s)(i) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company is not a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to the Employees, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any Employees.

                  (ii) The Company is in compliance with all applicable Laws respecting employment practices, terms and conditions of employment, management-labor relations and wages and hours which are in effect as of the date of this Agreement, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, there is no unfair labor practice, charge or complaint against the Company pending or, to the Knowledge of the Company, threatened before any Governmental Authority. Except as would not reasonably be expected to have a Material Adverse Effect, there is no labor strike or labor disturbance pending or, to the Knowledge of the Company, threatened against the Company nor is any grievance currently being asserted. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has not experienced a material work stoppage or work slowdown at any time during the three (3) years immediately preceding the date of this Agreement.

         (t) Intellectual Property.

                  (i) Section 5.1(t) of the Company Disclosure Schedule sets forth all material registered Intellectual Property owned by the Company, including (A) each patent or registration which has been issued to the Company and (B) each pending patent application or application for registration which the Company has made. Except as set forth in Section 5.1(t) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to each item of Intellectual Property owned by the Company, (A) the Company owns each such item of Intellectual Property free and clear of all Liens (except Permitted Liens), (B) the item is not subject to any outstanding Order and (C) no Proceeding is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of the item.

                  (ii) Except as set forth in Section 5.1(t)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, each item of Intellectual Property identified or required to be identified in
         Section 5.1(t) of the Company Disclosure Schedule owned and used by the Company immediately prior to the Closing Date will be owned or available for use by the Surviving Corporation on substantially similar terms and conditions immediately subsequent to the Closing Date and the Company has taken commercially reasonable actions to maintain and protect each item of material Intellectual Property used in its business.

                  (iii) Except as set forth in Section 5.1(t)(iii) of the Company Disclosure Schedule, to the Knowledge of the Company, (A) the Company has not materially infringed or materially misappropriated any Intellectual Property rights of third parties, (B) the Company has not received any substantiated complaint, claim, demand or notice alleging any such infringement or misappropriation (including any substantiated claim that the Company must license or refrain from using any Intellectual Property rights of any third party) which has not been resolved and (C) no third party has materially infringed or materially misappropriated any of the Intellectual Property used in the business of the Company as currently conducted.

                  (iv) Section 5.1(t) of the Company Disclosure Schedule identifies each material agreement pursuant to which the Company has granted a license or similar rights to any third party with respect to any of the Intellectual Property identified or required to be identified in Section 5.1(t) of the Company Disclosure Schedule. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each such material agreement (A) is valid and in full force and effect, except to the extent it has previously expired in accordance with their terms and (B) neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under such agreement.

         (u) Brokers, Finders, etc. Except as set forth in Section 5.1(u) of the Company Disclosure Schedule, the Company has not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who is entitled to a fee or commission in connection with such transactions.

         (v) Opinion of Company Financial Advisor. The Company has received the opinion of the Alterity Partners LLC to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Common Stock pursuant to the Merger is fair to such holders, from a financial point of view.

         (w) SEC Reports. The Company has filed all reports, schedules and forms required to be filed by it with the SEC since December 31, 2001 and prior to the date of this Agreement (collectively, the "COMPANY SEC REPORTS"). None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of the Company (including the related notes) included in the Company SEC Reports (the "FINANCIAL STATEMENTS") presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

         (x) Insurance. Section 5.1(x) in the Company Disclosure Schedule contains a complete and accurate list of all material umbrella policies or binders of insurance currently maintained by the Company showing as to each policy or binder the carrier, policy number, expiration dates and a general description of the type of coverage provided and maintained by the Company and relating to its business and its personnel. Except as set forth in Section 5.1(x) in the Company Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, all of the insurance policies listed on Section 5.1(x) of the Company Disclosure Schedule are "occurrence" based insurance and are in full force and effect.

         (y) Transactions with Related Persons. Except as set forth in Sections 5.1(r) and 5.1(y) of the Company Disclosure Schedule, no shareholder, officer or director of the Company, nor any immediate family member related to any such shareholder, officer or director, nor any corporation, partnership, trust or other entity in which any such Person has an interest as a controlling Person, or any Affiliate of any of the foregoing (each, a "RELATED PERSON"), is presently a party to any transaction with the Company, including, but not limited to, any Contract (i) providing for the furnishing of material services to or by, (ii) providing for the rental or sale of material real or personal property to or from or (iii) otherwise requiring material payments to or from, such Related Person (other than for services as directors or officers of the Company). Except as set forth in Sections 5.1(r) and 5.1(y) of the Company Disclosure Schedule, or as reflected on the Financial Statements, there is no material outstanding amount owing (including, without limitation, pursuant to any advance, note or other indebtedness instrument) from the Company to any Related Person or from any Related Person to the Company. Each of the related-party transactions set forth in Sections 5.1(r) and 5.1(y) of the Company Disclosure Schedule was entered into between the Company and the Related Persons on an arms'-length basis on terms no less favorable to the Company than could be obtained from an unrelated third party.

         (z) Information Technology. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has taken customary actions to preserve and protect the integrity, security and confidentiality of its computer systems, networks, sites and all information stored thereon or transmitted thereby from unauthorized use, access, modification or transmission.

         (aa) Certain Contracts. Except as provided on Section 5.1(aa) of the Company Disclosure Schedule, all "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any of its Subsidiaries is a party ("COMPANY MATERIAL CONTRACTS") are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 5.1(aa) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which would not reasonably be expected to result in a Material Adverse Effect.

         5.2 Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to the Company as follows:

         (a) Due Organization and Power. Each of Parent and Purchaser is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

         (b) Purchaser. Purchaser is a direct wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for Liabilities incurred by Purchaser in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement, Purchaser has not incurred, directly or indirectly, through any subsidiary or Affiliate, any Liability or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any person. Purchaser has no Subsidiaries.

         (c) Authorization and Validity of Agreement. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action of the boards of directors or similar governing bodies of Parent and Purchaser and Parent as the sole stockholder of Purchaser, and no other corporate or other action on the part of Parent or Purchaser is or will be necessary for the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and is a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally and by general equity principles.

         (d) No Conflict. Except as set forth in Section 5.2(d) of the Parent Disclosure Schedule, except as specifically contemplated in this Agreement, and except as would not reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby will not:

                  (i) violate any provision of any Law or Order applicable to Parent or Purchaser;

                  (ii) require any consent or approval of, or material filing with or notice to, any Governmental Authority under any provision of Law applicable to Parent or Purchaser, except for (A) any applicable requirements of Non-U.S. Merger Control Regulations, and (B) any consent, approval, filing or notice requirement which becomes applicable solely as a result of the status or involvement of the Company or which the Company is otherwise required to obtain;

                  (iii) violate any provision of the certificate of incorporation or by-laws or similar governing documents of Parent or Purchaser; or

                  (iv) require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a material default under, or result in the acceleration of the performance by Parent or Purchaser under, any material Contract to which Parent or Purchaser is a party or by which it or any of its assets is bound or encumbered.

         (e) Brokers, Finders, etc. Except as set forth in Section 5.2(e) of the Parent Disclosure Schedule, none of Parent or any of its Affiliates has employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who is entitled to a fee or commission in connection with such transactions.

         (f) Available Funds. Parent has, and will provide to Purchaser at the expiration of the Offer and at the Closing, funds on hand necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.

         (g) Legal Proceedings. There are no Proceedings pending, or to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority, and neither Parent nor any of its Subsidiaries is subject to any Order rendered specifically against Parent or any of its Subsidiaries which would or seeks to enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise hinder Parent or Purchaser from timely complying with the terms and provisions of this Agreement.

         (h) Board Approvals.

                  (i) The Board of Directors of Parent, by resolutions duly adopted at a meeting duly called and held (the "PARENT BOARD APPROVAL"), has (A) determined that this Agreement and the Merger are advisable and in the best interests of Parent and its stockholders and
         (B) approved the transactions contemplated by this Agreement, including the Merger. No other corporate proceedings on the part of Parent are necessary to authorize the transaction contemplated by this Agreement.

                  (ii) The Board of Directors of Purchaser has duly (A) determined that this Agreement and the Merger are advisable and in the best interests of Purchaser and its stockholder and (B) approved this Agreement and the Merger. No other corporate proceedings on the part of Purchaser are necessary to authorize the transactions contemplated by this Agreement.

         (i) Vote Required. Parent, as the sole stockholder of Purchaser, has approved and adopted this Agreement. No other vote of the holders of any class or series of capital stock of Parent or Purchaser is required to adopt this Agreement and approve the transactions contemplated hereby.

         (j) No Company Capital Stock. Except as set forth in Section 5.2(j) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns or holds directly or indirectly any shares of Common Stock, or any options, warrants or other rights to acquire any shares of Common Stock, or in each case, any interests therein, other than pursuant to the Merger as contemplated by this Agreement.

         (k) Investigation. Parent acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Parent is relying on its own investigation and analysis in entering into the transactions contemplated hereby. Parent is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of its purchase of the Company as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Parent has been afforded full access to the Books and Records, facilities and personnel of the Company for purposes of conducting a due diligence investigation of the Company and has conducted a full due diligence investigation of the Company. Except to the extent Parent has otherwise advised the Company in writing, to the Knowledge of Parent, Parent is not aware of any of the representations or warranties contained in Section 5.1 being untrue or incorrect.

         (l) Disclaimer Regarding Projections. In connection with Parent's investigation of the Company, Parent has received from the Company and its Affiliates and agents certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data of the Company. Parent acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) it shall have no claim against anyone with respect to any of the foregoing. Accordingly, Parent acknowledges that the Company has made no representation or warranty with respect to such projections and other forecasts and plans.

         5.3 No Other Representations or Warranties of the Parties. Each party hereto represents and warrants to the other, and agrees, that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in this Agreement, the Company is not making any representation or warranty whatsoever, express or implied, including any implied warranty or representation as to condition, merchantability or suitability as to any acquired asset, and that Parent will take the Company and all its assets "as is" and "where is." It is understood that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent are not and shall not be deemed to be or to include representations or warranties of the Company or any of its Affiliates.

                                   ARTICLE VI

                                    COVENANTS

         6.1 Access; Information and Records; Confidentiality.

         (a) During the period commencing on the date hereof and continuing until the Effective Time, the Company shall, upon reasonable request and notice of Parent, and at Parent's expense, except to the extent restricted by applicable Law, afford to Parent and its Representatives reasonable access during normal business hours to the properties, senior management, and Books and Records of the business; provided that any such access shall be approved in advance by any one of the persons identified in Section 6.1(a) of the Company Disclosure Schedule, which approval shall not be unreasonably withheld or delayed.

         (b) During the period commencing on the date hereof and ending on the Closing Date, without the prior written consent of the Company, which consent may be withheld for any reason or no reason, none of Parent or its Affiliates shall contact any suppliers to, employees (except pursuant to Section 6.1(a)) or customers of, the Company in connection with or pertaining to any subject matter of this Agreement.

         (c) Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information in confidence in accordance with the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities Laws.

         6.2 Conduct of the Business Prior to the Closing Date.

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

         (a) Except as permitted, required or specifically contemplated by this Agreement, including those actions contemplated in Section 6.2 of the Company Disclosure Schedule or in this Article VI, or as required by a Governmental Authority of competent jurisdiction or by applicable Law, during the period commencing on the date hereof and continuing until the Effective Time, the Company shall and shall cause each of its Subsidiaries to operate its business in the ordinary course of business and consistent with past practice in all material respects, including:

                  (i) using reasonable best efforts to (A) preserve intact the present business, (B) maintain its assets in good operating condition and repair to permit their use in the continuing operation of the business, ordinary wear and tear excepted, (C) maintain the goodwill of customers, suppliers and other Persons with whom the Company and any of its Subsidiaries otherwise has significant business relationships in connection with its business and (D) continue in all material respects the current sales, marketing and promotional activities relating to its business;

                  (ii) causing the Books and Records to be maintained in the usual, regular and ordinary manner; and

                  (iii) complying in all material respects with all Laws applicable to its business and promptly following receipt thereof give to Parent copies of any notice received from any Governmental Authority or other Person alleging any material violation of any such Laws.

         (b) Without limiting the generality of clause (a) above and subject to the exceptions therein, the Company shall not and shall not permit any of its Subsidiaries to do any of the following, unless approved or consented to in writing by Parent, which consent shall not be unreasonably withheld or delayed:

                  (i) other than in the ordinary course of business and consistent with past practice, (A) acquire any assets for a value in excess of $100,000, (B) dispose of any assets with a value in excess of $100,000 or (C) incur any indebtedness for borrowed money, issue any debt securities or assume or guarantee the obligations of any other Person, or make any loans or advances;

                  (ii) increase or pay any payment or benefit not required by any existing Benefit Plan or increase any salaries or wages of the Employees, other than (A) in the ordinary course of business consistent with past practice, (B) as may be required by a Governmental Authority, works council agreement or applicable Law, or (C) in accordance with regularly scheduled periodic increases or payments;

                  (iii) enter into, modify, terminate (except in accordance with its terms) or renew (except in accordance with its terms) any material Contract or Lease, except in the ordinary course of business;

                  (iv) permit any material asset to become subject to any Lien (except for Permitted Liens) unless such Lien is released upon or prior to Closing;

                  (v) enter into or offer to enter into any employment or consulting agreement with any person who is or would become an Employee, except with respect to any promotion or new hiring of any Employee whose annual base salary is or will be less than $100,000 so long as such promotion or new hiring is consistent with past practice;

                  (vi) grant any severance or termination pay (other than pursuant to policies or agreements of the Company in effect on the date hereof);

                  (vii) issue any shares of capital stock or rights to purchase the capital stock of the Company or any of its Subsidiaries, except for (i) the issuance of Common Stock pursuant to stock options, stock appreciation or similar rights, as the case may be, under Benefit Plans or dividend reinvestment plans of the Company as in effect on the date hereof in the ordinary course of the operation of such plans, (ii) the issuance by a Subsidiary of shares of its capital stock to its parent and (iii) any issuance required under the Company Rights Plan; or;

                  (viii) transfer or grant any material right under, or enter into any settlement regarding the breach or infringement of, any material Intellectual Property used in the business of the Company or its Subsidiaries, or modify any existing right with respect thereto;

                  (ix) grant or extend any power of attorney relating to the business of the Company;

                  (x) enter into or amend any collective bargaining or union contract or other agreement covering the Employees except as required by any applicable Law, Governmental Authority or any Benefit Plan;

                  (xi) institute, settle or agree to settle any Proceeding before any Governmental Authority that creates or imposes any material continuing obligation or restriction on the business of the Company or its Subsidiaries;

                  (xii) modify, change or otherwise alter in any material respect the fundamental nature of the business of the Company or its Subsidiaries as presently conducted;

                  (xiii) make or permit any material change to its accounting methods or principles, except as required by GAAP; or

                  (xiv) otherwise commit to do, or take any action or omit to take any action that would result in, any of the foregoing.

         6.3 Non-Solicitation.

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

         (a) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company and its Representatives shall not (i) solicit or initiate any Acquisition Proposal, or (ii) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person (other than Parent or its Representatives) concerning an Acquisition Proposal; provided that, in each case, if and to the extent that (A) the Company's Board of Directors concludes in good faith, after consultation with the Company's legal counsel, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal and (B) the Company's Board of Directors concludes in good faith, after consultation with the Company's counsel, that the failure to engage in such discussions or negotiations or provide such information or access would be inconsistent with the fiduciary duties of the Company's Board of Directors under applicable Law, then the Company may participate in discussions or negotiations regarding such Acquisition Proposal, provide non-public information with respect to the Company and its Subsidiaries, and afford access to the properties, books or records of the Company and its Subsidiaries. Upon its receipt thereof, except to the extent prohibited by nondisclosure agreements in effect as of the date hereof, the Company shall promptly provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof, and shall promptly advise Parent of any material modification or proposed modification thereto.

         (b) Except as set forth in Section 6.3(c), the Company may not (I) withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its recommendation in favor of the transactions contemplated hereby or
(II) approve or recommend any Acquisition Proposal. Notwithstanding the foregoing, if the Company Board of Directors concludes in good faith, after consultation with the Company's counsel, that the failure to withhold, withdraw, modify or change its recommendation in favor of the transactions contemplated hereby or the failure to approve or recommend such Acquisition Proposal, as the case may be, would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law, then the Company Board of Directors may withdraw, modify or change its recommendation of the transactions contemplated hereby and/or approve or recommend such Acquisition Proposal, but in the case of approval or recommendation of an Acquisition Proposal only (i) after providing written notice to Parent advising Parent that the Company's Board of Directors has received a Superior Proposal, specifying, to the extent not prohibited by the provisions of nondisclosure agreements in effect as of the date hereof that have not been waived by the counterparty thereto, the material terms and conditions of such Superior Proposal and the Person making such Superior Proposal, (ii) if the Person making such Superior Proposal has any right (including, without limitation, under any nondisclosure agreement in effect as of the date hereof) that would prohibit the Company from disclosing to Parent the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, such Person has waived in writing such right, and (iii) if Parent does not within three (3) Business Days after Parent's receipt of such notice, deliver in writing to the Company an improved proposal that the Company Board of Directors determines in good faith, after consultation with the Company's counsel, to be at least as favorable to the Company's stockholders as the competing Superior Proposal. Parent hereby waives any right it has, and any obligation the

Company has (including, without limitation under the Confidentiality Agreement), that would prohibit the Company from disclosing to any Person making an Acquisition Proposal the material terms and conditions of any improved proposal delivered by Parent in response to such Acquisition Proposal and the fact that it is Parent making the improved proposal.

         (c) Nothing contained in this Agreement shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable Law.

         (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any third party (other than Parent) conducted heretofore with respect to any Acquisition Proposal, except that the Company shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any Acquisition Proposal to return or destroy all such information in the possession of any such Person or in the possession of any representative of any such Person.

         6.4 Non-U.S. Merger Control Regulations; Best Efforts.

         (a) Each party hereto shall (i) make all pre-merger filings (if any) required of it or any of its Affiliates under any applicable Non-U.S. Merger Control Regulations in connection with this Agreement and the transactions contemplated hereby as soon as practicable, but in any event no later than fifteen calendar days following the date hereof, (ii) comply at the earliest practicable date and after consultation with the other parties hereto with any request for additional information or documentary material received by it or any of its Affiliates from any applicable Governmental Authority, (iii) cooperate with one another in connection with any filing under any applicable Non-U.S. Merger Control Regulations, and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Governmental Authority and (iv) use its best efforts to secure the termination of any waiting periods, and the receipt of any clearances, approvals or confirmations from Governmental Authorities under any applicable Non-U.S. Merger Control Regulations in order to permit the consummation of the transactions contemplated hereby at the earliest possible date but in no event later than the Termination Date. For purposes of this Section 6.4, without limiting the foregoing, best efforts shall include the following: (A) proffer by Parent of its willingness to agree to divest any and all of the businesses or assets of it or its Subsidiaries or Affiliates or of the Company or its Subsidiaries, (B) Parent's acceptance of an agreement to hold any Subsidiary or asset separate, and/or (C) Parent's agreement to amend or terminate such existing licenses or other intellectual property agreements (other than a termination that would result in a breach of a license or intellectual property agreement with a third party), and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Governmental Authorities giving effect thereto), as may be required in any Proceeding, whether judicial or administrative, and whether required by any applicable Governmental Authority in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby. Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Governmental Authority regarding any of the transactions contemplated hereby. The filing fees assessed under any applicable Non-U.S. Merger Control Regulations worldwide shall be paid by Parent.

         (b) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts: (i) to obtain, in addition to securing the approvals and termination of any waiting periods discussed in Section 6.4(a), any Licenses and Permits as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect, in addition to filings discussed in Section 6.4(a), all other necessary registrations and filings; (iii) to defend, resolve or settle any lawsuits or other legal proceedings, whether judicial or administrative, whether brought by private parties or Governmental Authorities or officials, challenging this Agreement or the consummation of any other transactions contemplated hereby; (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the foregoing and (v) to amend this Agreement and take any related actions to change the method with which Parent acquires the Company, including without limitation, terminating the Offer and conducting a merger under Section 251 of the DGCL.

         6.5 Stockholder Approval; Preparation of Proxy Statement.

         (a) In the event that, following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer, Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the Company shall prepare and file with the SEC the proxy or information statement to be sent to the Company's stockholders in connection with the Company Special Meeting (the "PROXY STATEMENT"). No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment on the parts thereof relating to the transactions contemplated hereby. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will cause the final Proxy Statement to be mailed to the Company's stockholders as promptly as practicable subsequent to its filing with the SEC. If at any time prior to the Company Special Meeting any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

         (b) In the event that, following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer, Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the Company shall establish, prior to or as soon as practicable following the execution and delivery of this Agreement, a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY SPECIAL MEETING") for the purpose of considering the approval of the transactions contemplated by this Agreement and such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. Subject to the Company's right, pursuant to Section 6.3(b), to withhold, withdraw, modify, change or fail to make its recommendations in favor of the transactions contemplated by this Agreement, the Company's Board of Directors shall recommend that the stockholders of the Company vote in favor of the transactions contemplated by this Agreement and the Company shall include such recommendation in the Proxy Statement. Unless the Company's Board of Directors shall have withheld, withdrawn, modified, changed or failed to make its recommendations in favor of the transactions contemplated by this Agreement in compliance with
Section 6.3(b), the Company shall use commercially reasonable efforts to secure the vote or consent of stockholders required by the DGCL to effect the transactions contemplated by this Agreement.

         (c) At the Company Special Meeting, Parent and Purchaser shall cause all of the Shares owned by them to be voted in favor of the adoption of this Agreement and the approval of the transactions contemplated thereby.

         6.6 Public Announcements. The Company and Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts to (a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

         6.7 Employees.

         (a) Continuity of Employment. Prior to or at the Effective Time, Parent shall not take any action to cause the Company or any of its Subsidiaries to terminate the employment of any Employee, and neither the Company nor its Subsidiaries shall be under any obligation to terminate any Employee prior to or at the Effective Time.

         (b) Continuation of Benefits. At the Effective Time and for at least one year thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, the Employees of the Surviving Corporation with compensation and welfare and pension benefits that in the aggregate are substantially comparable to those provided to such Employees immediately prior to the Effective Time. Notwithstanding the foregoing, nothing herein shall be construed to require Parent or the Surviving Corporation to employ any Employee or to limit or restrict the ability of Parent or the Surviving Corporation to terminate the employment of any Employees or to amend or terminate any Benefit Plan following the Effective Time. Parent shall, or shall cause the Surviving Corporation to, (i) credit, to the extent allowed, the continuing Employees for periods of services with the Company and its Subsidiaries for eligibility and vesting purposes under any benefit plans of Parent or its Affiliates in which the Employees are offered the opportunity to participate and (ii) credit, to the extent allowed, the continuing Employees for any amounts paid in the year in which the Closing Date occurs for purposes of any deductibles or out of pocket expenses incurred under any Benefit Plans.

         (c) Severance Payments and Benefits. Parent shall assume, or cause the Surviving Corporation to assume, the severance policies described in Section 6.7(c) of the Company Disclosure Schedule (the "SEVERANCE PLANS"), shall maintain such policies, without adverse amendment thereto, for at least one year after the Effective Time, and shall make severance payments and pay severance-related benefits to (i) any Employee who is terminated by Parent or the Surviving Corporation during such one-year period in accordance with the terms of such policies and (ii) if required by applicable Law or a Severance Plan, any Employee who does not accept employment with Parent or the Surviving Corporation or objects to the transfer under local labor Law, or whose employment does not continue by operation of law.

         6.8 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary to challenge the validity or applicability of, any applicable law, as now or hereafter in effect.

         6.9 Company Rights Plan. The Board of Directors of the Company shall take action necessary in order to render the Company Rights inapplicable to the Offer and the Merger and the other transactions contemplated by this Agreement.

         6.10 Directors' and Officers' Indemnification and Insurance.

         (a) The Surviving Corporation and Parent shall (i) indemnify and hold harmless all past and present directors and officers of the Company and its Subsidiaries (in all of their capacities) (such Persons, the "INDEMNIFIED PARTIES") (A) to the same extent such Persons are indemnified as of the date hereof by the Company pursuant to the Company's certificate of incorporation and bylaws as in existence on the date hereof (including for acts or omissions occurring in connection with the negotiation, approval, performance and termination, as applicable, of the Purchase Agreement dated as of March 16, 2003 between Cegedim and the Company, the Cegedim Agreement, this Agreement, and the consummation of the transactions contemplated hereby and the taking of any action or performance of any obligation related to, or in connection with, any proposal for the acquisition of all or substantially all of the assets or stock of the Company) and (B) without limitation to clause (A), to the fullest extent permitted by law, for any costs or expenses (including advancing attorney's fees and expenses to the fullest extent permitted by law) judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Proceeding, in each case arising out of, relating to or in connection with acts or omissions occurring or alleged to have occurred whether prior to or after the Effective Time, and in the event of any such Proceeding, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Proceeding, (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provision regarding the elimination of liability of directors and the indemnification of the Indemnified Parties which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of at least six (6) years after the Effective Time the Company's existing directors' and officers' liability insurance policy (National Union Fire Insurance Company Policy Number 473-32-74 ("D&O INSURANCE"); provided that (V) Parent may substitute therefore policies with a reputable insurer of substantially similar coverage and amounts containing terms no less advantageous to the Indemnified Parties, (W) if the existing D&O Insurance expires or is canceled during such period, Parent and the Surviving Corporation will use their commercially reasonable efforts to obtain substantially similar D&O Insurance with a reputable insurer, (X) in no event shall Parent or the Surviving Corporation be required to expend on an annual basis more than 275% of the last annual premiums paid by the Company immediately prior to the Effective Time (the "MAXIMUM PREMIUM AMOUNT") to maintain or procure D&O Insurance pursuant to this Section 6.10 and (Y) if the annual premium of such D&O Insurance would exceed the Maximum Premium Amount, Parent or the Surviving Corporation shall use their commercially reasonable best efforts to obtain a policy with the greatest coverage available for an annual cost equal to but not exceeding the Maximum Premium Amount; and provided further, however, that (Z) the obligations of Parent and the Surviving Corporation under this
Section 6.10 to maintain the D&O Insurance will be deemed to be satisfied if Parent causes the Surviving Corporation to procure (including the timely payment of all required costs and premiums) the 6 year Discovery Period (as such term is defined in the D&O Insurance policy) available to the Company under the D&O Insurance policy.

         (b) Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor the covenants contained in this Section 6.10.

         (c) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations in this Section 6.10.

         (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company, any other indemnification arrangements, the DGCL or otherwise. The provisions of this
Section 6.10 shall survive consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

         (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all of substantially all of its properties and assets to any person, then and in either case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations in this Section 6.10.

         (f) Prior to the Effective Time, the Company may procure (including the timely payment of all required costs and premiums) the 6 year Discovery Period (as such term is defined in the D&O Insurance policy) available to the Company under its D&O Insurance policy. The obligations of Parent and the Surviving Corporation under this Section 6.10 will be deemed to be satisfied if the Company procures such 6 year Discovery Period (including the timely payment of all required costs and premiums) available to the Company under its D&O Insurance policy.

         6.11 Termination of Cegedim Agreement and Payment of Termination Fee. Simultaneously with the execution and delivery of this Agreement: (i) the Company shall deliver a written notice to Cegedim terminating the Cegedim Agreement in accordance with its terms (the "CEGEDIM TERMINATION NOTICE") and take all such other actions as Parent shall reasonably request as are necessary to terminate the Cegedim Agreement and (ii) Parent shall pay, on behalf of the Company, an amount of cash equal to $1,095,000 in immediately available funds to an account specified in writing by the Company as payment of the termination fee due and payable by the Company under the Cegedim Agreement, and such funds shall be used solely to pay the termination fee due under Section 8.2 of the Cegedim Merger Agreement.

         6.12 Settlement Agreement. Simultaneously with the execution and delivery of this Agreement, Parent and the Company and each member of the Company's Board of Directors shall execute and deliver the Settlement Agreement.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

         7.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto to effect the Merger are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

         (a) Completion of the Offer. Purchaser shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

         (b) No Injunction. At the Closing Date, there shall be no Order of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby; provided that the parties invoking this condition shall have used their best efforts to have such Order vacated or denied, including complying with Section 6.4(b) of this Agreement.

         (c) Stockholder Approval. The Stockholder Approval shall have been obtained, if Section 253 of the DGCL is unavailable and inapplicable to effect the Merger without a vote of the Company's stockholders.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination. This Agreement may only be terminated as provided in this Section 8.1. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the consummation of the Offer:

         (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

         (b) By either the Company or Parent if the consummation of the Offer shall not have occurred on or before October 1, 2003 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of such consummation to occur on or before such date;

         (c) By either the Company or Parent if any Governmental Authority shall have issued an Order or taken any other action (which the parties shall have used best efforts to resist, resolve or lift, as applicable, in accordance with
Section 6.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.4 has been the primary cause of such action or inaction;

         (d) By Parent if the Board of Directors of the Company (i) shall withdraw, or modify or change in any manner materially adverse to Parent, its recommendation to the stockholders of the Company that they approve the transactions contemplated by this Agreement, (ii) shall approve or recommend an Acquisition Proposal or (iii) shall have failed to deliver the Cegedim Termination Notice in accordance with Section 6.11;

         (e) By the Company if the Board of Directors of the Company, subject to
Section 6.3(b), shall approve a Superior Proposal which has not been submitted by Parent;

         (f) By Parent, if neither Parent nor Purchaser is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Paragraph (b) of Exhibit B hereto would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Paragraph (c) of Exhibit B hereto would not be satisfied, and, in both case (i) and case (ii), such breach has not been cured within 30 days after notice to the Company from Parent;

         (g) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Purchaser herein become untrue or inaccurate, or (ii) there has been a breach on the part of Parent or Purchaser of any of its covenants or agreements contained in this Agreement, and in both case (i) and case (ii), such breach has not been cured within 30 days after notice to Parent from the Company; or

         (h) By either the Company or Parent if the Offer shall have expired without Purchaser accepting for payment any Shares in compliance with this Agreement.

         8.2 Effect of Termination.

         (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective officers or directors except for this Section
8.2 and Article VIII; provided, however, that nothing herein shall relieve any party from liability for the intentional material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement.

         (b) Parent and the Company agree that the Company, in order to reimburse Parent for the amount it is required to pay with respect to the termination of the Cegedim Agreement, shall pay to Parent the sum of $ 1,095,000, (the "TERMINATION FEE") solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 8.1(e); (ii) if Parent shall terminate this Agreement pursuant to Section 8.1(d); or (iii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(b) under circumstances where the Minimum Condition has not been satisfied, (B) at any time after the date of this Agreement and at or before the expiration of the Offer, a bona fide Acquisition Proposal shall have been made public and not been withdrawn, and (C) within 12 months of the termination of this Agreement, the Company consummates an Acquisition Proposal with a third party.

         (c) The Termination Fee required to be paid pursuant to clause (i) of
Section 8.2(b) shall be made simultaneously with the termination of this Agreement by the Company pursuant to Section 8.1(e). Any Termination Fee required to be paid pursuant to clause (ii) of Section 8.2(b) shall be made to Parent not later than two Business Days after the termination of this Agreement by Parent pursuant to Section 8.1(d). Any Termination Fee required to be paid pursuant to clause (iii) of Section 8.2(b) shall be made to Parent not later than two Business Days after the consummation of the Acquisition Proposal referred to therein.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Non-Survival of Representations, Warranties and Agreements

         (a) None of the representations, warranties, covenants and other agreements of the Company, Parent or Purchaser in this Agreement, in the Company Disclosure Schedule with respect to the Company, or in any instrument delivered by any party pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

         9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified first-class mail return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (i)      if to the Company, to it at:

                  SYNAVANT Inc.
                  3445 Peachtree Road NE
                  Suite 1400
                  Atlanta, Georgia 30326
                  Attention: Vincent J. Napoleon
                  Facsimile: 404-841-4996

                  with copies to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention: Peter S. Malloy
                  Facsimile: 212-455-2502

                  (ii)     if to Parent or Purchaser, to it at:

                  Dendrite International, Inc.
                  Somerset Corporate Center
                  200 Somerset Corporate Boulevard - 8th Floor
                  Bridgewater, New Jersey 08807
                  Attention: General Counsel
                  Facsimile: 908-541-5982

                  with copies to:

                  Pitney, Hardin, Kipp & Szuch LLP

                  (Mail)
                  P.O. Box 1945
                  Morristown, NJ 07962
                  (Delivery)
                  200 Campus Drive
                  Florham Park, NJ 07932
                  Attention: Michael J. Dunne
                  Facsimile: 973-966-1550

         9.3 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Any party may execute this Agreement by facsimile signature, and the other parties will be entitled to rely on such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

         9.4 Entire Agreement. This Agreement (including any exhibits or annexes hereto, the documents referred to herein and the Company Disclosure Schedule) constitutes the entire agreement among all the parties hereto and terminates and supersedes all prior agreements and understandings, oral and written, among all the parties hereto with respect to the subject matter hereof.

         9.5 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except for Section 6.10 and the terms of the Settlement Agreement (each of which is expressly contemplated to be enforceable by the beneficiaries thereof), nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.

         9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Parent may assign in writing its rights and obligations, in whole or in part, to one or more of its wholly-owned Subsidiaries, but Parent shall remain jointly and severally liable with any such assignee(s) with respect to all obligations of Parent hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         9.7 Amendment and Modification; Waiver. This Agreement may be amended, modified and supplemented only by a written instrument authorized and executed on behalf of the parties at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

         9.8 Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal courts of the United States in the Southern District of New York or the Eastern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York.

         9.9 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

         9.10 Company Disclosure Schedule. Disclosures included in the Company Disclosure Schedule shall be considered to be made for all purposes of this Agreement. Inclusion of any matter or item in any Section of the Company Disclosure Schedule does not imply that such matter or item would, under the provisions of this Agreement, have to be included in any other Section of the Company Disclosure Schedule or that such matter or term is otherwise material. Parent and the Company shall in good faith agree in writing upon any amendment, supplement or modification to the Company Disclosure Schedule.

         9.11 Costs and Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated and except as otherwise provided in this Agreement, the Company, on the one hand, and Parent, on the other hand, will each bear their own costs and expenses (including attorneys' fees and costs) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

         9.12 Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

         9.13 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

         9.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized Representative as of the date first above written.

                                       DENDRITE INTERNATIONAL, INC.

                                       By: /s/ John Bailye
                                           ----------------------------------
                                           Name: John Bailye
                                           Title: Chairman and CEO

                                       AMGIS ACQUISITION CO.

                                       By: /s/ Christine Pellizzari
                                           ----------------------------------
                                           Name: Christine Pellizzari
                                           Title: Vice President, General
                                                  Counsel and Secretary

                                       SYNAVANT INC.

                                       By: /s/ Wayne P. Yetter
                                           ----------------------------------
                                           Name: Wayne P. Yetter
                                           Title: Chairman and CEO

                                    EXHIBIT A

                          FORM OF SETTLEMENT AGREEMENT

                                    EXHIBIT B

                             CONDITIONS TO THE OFFER

         Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") of which this Exhibit B is a part. Notwithstanding any other provision of the Offer and subject to the terms of the Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer, in each case, consistent with the terms of the Agreement and not accept for payment any tendered Shares, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute at least a majority of the Shares outstanding on a diluted basis on the date of acceptance for payment ("on a diluted basis" means the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to warrants, options or obligations outstanding at that date under employee stock or similar benefit plans or otherwise to the extent that the exercise prices or strike prices in respect of such warrants, options or obligations are less than the Offer Consideration) (the "MINIMUM CONDITION"), (ii) the Agreement shall have been terminated in accordance with its terms, or (iii) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following events shall occur and be continuing and shall not have resulted from the breach by Parent or Purchaser of any of their obligations under the
Agreement:

         (a) there shall be any Order of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Offer and Merger; provided, that each of Parent and Purchaser shall have used its best efforts to have such Order vacated or denied, including complying with Section 6.4(b) of the Agreement; or

         (b) (i) the representations and warranties of the Company contained in the Agreement shall not be true and correct, except in each case for the failure of any such representation or warranty to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) any such inaccuracy has not been cured; or

         (c) (i) the Company shall have breached or failed to perform any obligation or to comply with any agreement, covenant or condition of the Company to be performed by or complied with by it under the Agreement, (ii) any such breach or failure would reasonably be expected to have a Material Adverse Effect and (iii) any such breach or failure has not been cured; or

         (d) except as indicated in the Company Disclosure Schedule, there shall have occurred a Material Adverse Effect on the Company which, in the reasonable judgment of Parent or Purchaser, in any such case set forth in clauses (a)-(d), makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or, of payment for, Shares.

         Subject to the terms of the Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived (except for the Minimum Condition) by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.